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                                                                      EXHIBIT 5


           [DICKINSON, WRIGHT, MOON, VAN DUSEN & FREEMEN LETTERHEAD]





                              February 24, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


        Re: Riviera Tool Company Registration Statement on Form S-1 Registration No. 333-14187

Ladies and Gentlemen

        We are acting as counsel for Riviera Tool Company, a Michigan corporation ("Riviera"), in connection with its initial public offering (the "Offering"), of its common stock, without par value (the "Common Stock"), pursuant to the above-captioned registration statement (the "Registration Statement").

        In preparation for rendering our opinions expressed below, we have examined the originals or copies, certified to our satisfaction, of such corporate records and other documents and certificates as we deemed necessary.

        Based upon the foregoing, we are of the opinion that:

        1. Riviera is a corporation duly organized and validly existing under and pursuant to the laws of the State of Michigan.

        2. The shares of Riviera's Common Stock covered by the Registration Statement, when issued and sold pursuant to the Offering, will be duly authorized, fully paid and nonassessable.



                             Exhibits 5 and 23(b)
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Securities and Exchange Commission
February 24, 1997
Page 2



        We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our firm name under the caption "Legal Matters" in the Registration Statement.



                                                Very truly yours,



                                                DICKINSON, WRIGHT, MOON,
                                                VAN DUSEN & FREEMAN



SFC/jle